EXHIBIT 10.4

EMS Technologies, Inc.
660 Engineering Drive
PO Box 7700
Norcross, GA 30091-7700
Tel: (770) 263-9200
www.ems-t.com
June 2, 2006
Mr. Al Hansen
4609 Chattahoochee Crossing
Marietta, GA 30067
Dear Al:
EMS Technologies, Inc. is pleased to continue your employment as Senior Adviser to the Board and CEO, with your employment status changing from Full Time Regular to Occasional. In this position you will receive requests for advisory services from the Chairman of the Board or the CEO, and are expected to be available on an as-needed basis during normal business hours, subject to your prior personal plans. The maximum number of hours of services you would be expected to provide is 1,000 over the course of a year. Your start date in this new position is July 22, 2006, and the arrangement will continue for a period of two years. Effective the date of this letter, you have resigned from your current positions as an officer and director of the Company and its various subsidiaries, and your title is Senior Adviser.
Salary: You will be paid by EMS through the normal payroll process, at an annual rate of $225,000. EMS will withhold applicable taxes from your paycheck and will pay its share of all state and federally mandated employment taxes. Since you will be an EMS employee, earnings for your time worked will be reported on a W-2 and not on a separate 1099.
2006 Incentive Compensation: In recognition of your contributions to the Company’s performance during 2006, you will participate in the Executive Annual Incentive Compensation Plan for 2006, at the previously approved level of 70% of your base salary actually earned during 2006 (including salary earned as an Adviser as provided in this letter).
Vacation Pay & Termination Date: You currently have accrued a vacation bank of 320 hours. Rather than pay this vacation in a lump sum, you will continue to work according to the needs of the business and remain a Regular Full Time Employee. You will be paid at your old rate for 40 hours of vacation per week until your vacation bank runs out on July 21, 2006. You will be transferred to Occasional status on that date and begin your new salary at the rate outlined above.
Benefits: Occasional employees are not eligible for most Company benefits. Except as described below, you will not receive service credit for your time, or otherwise participate in any way, in benefit programs where service is a determining factor, such as vacation. Your medical and other insurance benefits will cease as of midnight on July 21, 2006. Under federal law, you are entitled to continue your medical coverage through COBRA for a limited additional period, and standard COBRA forms will be forwarded to you in the near future. If you elect COBRA coverage, you will be responsible for paying the appropriate premiums.

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Mr. Al Hansen
June 2, 2006
You will be entitled to continue to use the automobile currently provided to you for the period you serve as a Senior Adviser under these arrangements, but not longer than the expiration of the current lease on that automobile. However, you will no longer be eligible for Company payment of club dues or for financial counseling services.
Retirement & Stock Purchase Plans: Under the terms of the Retirement Program, and based on your age and years of service, and on the circumstances of your change in status, you will qualify for participation in the Company’s contribution for 2006 under the Retirement Benefit Plan, which is expected to be made in April 2007. However, you will not be eligible to continue to make additional contributions under the 401(k) Plan, except from amounts remaining to be paid to you as a result of your service as a Full Time Regular employee.
You will not be eligible to continue to make contributions under the Stock Purchase Plan, or to receive further Company matching contributions. However, you are entitled to withdraw your share balance or to have it sold on your behalf. Appropriate forms and details as to your alternatives may be obtained from Human Resources.
Stock Options: Because you continue to be an employee, your existing options remain exercisable, and will continue to become exercisable, in accordance with their respective terms. In particular, assuming completion of the anticipated two-year term of these arrangements, two additional tranches of 3,300 shares each under the option granted February 4, 2005, and two tranches of 5,000 shares each under the option granted February 17, 2006, will become exercisable (assuming the performance conditions are met for the 2006 option).
Non-Competition: In addition to your obligations with respect to conflicts of interest, and to provisions of the Stock Incentive Plan and Retirement Benefit Plan concerning non-competition, you agree that the continuation of these employee arrangements, and payments to you of salary or of 2006 incentive compensation, are conditioned on your not commencing, or agreeing to commence, during the term of these arrangements the provision of services, whether as an employee, officer, director, independent contractor, agent or otherwise (such services being of a nature that could reasonably be expected to involve the skills and experience used or developed by you while an employee of EMS), to any business organization that provides or seeks to provide products or services that are competitive with products or services provided by the Company.
Participation in Certain Organizations: During your period of employment as provided in this letter, the Company will pay the reasonable travel expenses of you and your spouse for your participation in the principal annual events of the Arnold Air Society and the Royal International Air Tattoo.

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Mr. Al Hansen
June 2, 2006
Other Agreements: You are still bound by the employee agreement dealing with inventions and non-disclosure and Terms of Employment which you previously signed. Any legal issues relating to your employment will be governed by and determined in accordance with the laws of the State of Georgia.
Please indicate your acceptance of these arrangements by signing, dating, and returning one of the enclosed copies of this letter to Mike Robertson in the Human Resources Department. The other copy is for your own records.
I look forward to continuing working with you at EMS Technologies, Inc. If you have any questions, please feel free to call me.
Sincerely,
EMS Technologies, Inc.
John B. Mowell
Chairman of the Board
Enclosures
Accepted By:                                                                                        Date: